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                                                               Exhibit 10 (n)(5)


                         CREDIT ACCEPTANCE CORPORATION

                           MANAGEMENT INCENTIVE PLAN

                                Fiscal Year 1998


     1. Purpose

     The purpose of this Management Incentive Plan - Fiscal Year 1998 ("Plan") of Credit Acceptance Corporation ("Company") is to promote the interests of the Company and its shareholders by providing incentives to selected key employees ("Participants") of the Company and its subsidiaries who have principal responsibility for the Company's long-term profitability and growth. Awards will be made in the form of cash bonuses contingent on attainment of defined performance goals.

     2. Administration

     The Plan shall be administered by the Compensation Committee ("Committee") of the Company's Board of Directors ("Board"). Only directors who are not employees of the Company may be members of the Committee. The Committee shall have power and authority to construe and interpret the Plan, to establish and amend rules for administration of the Plan, and to exercise all powers granted to it pursuant to the Plan.

     3. Participants

     Participants in the Plan shall be not more than 30 key employees of the Company or its subsidiaries (including officers who are also members of the Board) as the Committee may select from time to time. The selection of Participants and the determination of their respective participation, shall be made in accordance with paragraph 5 hereof. No Participant shall be entitled to share in any awards under the Plan if he or she is not an employee of the Company on December 31, 1998 unless the Committee makes a special exception for him or her or his or her estate.

     4. Bonus Pool

     A Bonus Pool will be established pursuant to this paragraph 4 not later than March 1, 1999 (provided that the Company has by such date completed its financial statements for the year ended December 31, 1998, or otherwise, as soon thereafter as practicable), from which awards in cash, as determined by the Committee, will be paid to Participants as soon thereafter as practicable. The Bonus Pool for the fiscal year ending December 31, 1998 (the "Plan Year") shall be equal to 20% of the amount by which the Company's net income exceeds 12.5% multiplied by the Company's Consolidated Shareholders Equity of December 31, 1997 (the "Earnings Target"). A portion of the Bonus Pool, (the "Deferred Amount"), may be deferred in the discretion of the Committee for payment as follows: 50% of the Deferred Amount shall be paid on December 31, 1999; and 50% of the Deferred Amount shall be paid on December 31, 2000. If the Committee decides to defer any portion of the Bonus Pool, such deferral shall apply to all Participants; provided that if a Participant's portion of the deferred amount is equal to or less than $10,000, such amount may, on the discretion of the Committee be paid to such participant without such deferral. No Participant shall be entitled to receive any portion of the Deferred Amount if he or she is not an employee of the Company on December 31, 1999 or December 31, 2000, as the case may be, unless the Committee makes a special exception for him or her or his or her estate. The Committee reserves the right to pay any amount less than 100% of the total Bonus Pool and in every case an individual award will not exceed 100% of the employee's base salary.

     5. Manner and Extent of Participants

     The Committee, after consultation with the chief executive officer of the Company, shall determine the number, identity and participation of the Participants. Each Participant shall be entitled to receive the amount of his participation if a Bonus Pool is established only if he equals or exceeds, in the sole judgment of the Committee, after consultation with the chief executive officer, the specific performance goals or other requirements established for him by the chief executive officer at the time that he is notified that he will be a Participant. Participants scoring below the median score of all Participants with respect to any numerical


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assessment of performance utilized by the Committee shall not be eligible to receive any portion of the amounts he or she otherwise would have been eligible to receive.



     6.   Adjustments

     In the event of a change of control of the Company during the Plan Year, as set forth below, the Company will be deemed to have achieved the Earnings Target and the Committee shall establish a Bonus Pool which, in its judgment reflects, by annualizing results to the then current date for the Plan Year, results to be expected for the full year. In such event, individual awards will be prorated, based on the months in such year that have elapsed prior to the effective time of such change of control. For the purposes of the Plan, a change of control shall consist of:

     (a) the election of a Board of Directors of the Company, a majority of the members of whom were nominees of a person (including an individual, a corporation, partnership, joint venture, trust or other entity), or a group of persons acting together (other than persons who were members of the Board of Directors or officers of the Company as of the date of the Plan or an employee stock ownership plan approved by a majority of such members of the Board of Directors), following the acquisition by such person, group of persons or plan of ownership (directly or indirectly or beneficially or of record) of 25% or more of the outstanding stock;

     (b) the acquisition of ownership by a person or group of persons described in subparagraph (a) above of 51% or more of the Stock;

     (c) a sale of all or substantially all of the assets of the Company to any entity not controlled by the persons who were members of the Board of Directors or officers of the Company as of the date of the Plan or by an employee stock ownership plan approved by a majority of the members of such Board of Directors, or

     (d) a merger, consolidation or similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving corporation are not persons who were members of the Board of Directors of the Company as of the date of the Plan.

     7.   Termination and Amendment

     The Board may terminate the Plan at any time. No bonus participation may be granted after such termination of the Plan, but the termination of the Plan shall not affect the rights of any participant previously granted and then outstanding. The Board may amend or modify the Plan at any time. No such amendment or modification shall affect the rights of any participant with respect to any bonus participation previously granted and then outstanding without his consent.

     8.   Miscellaneous

     (a) Neither the adoption of the Plan nor the granting of any awards pursuant to it shall be deemed to create any right in any individual to be retained or continued in the employment of the Company or any of its subsidiaries.

     (b) As used in the Plan, the terms "net income" shall mean the after-tax earnings of the Company to be reported by the Company in its Annual Report to shareholders for the Plan Year, adjusted by the Committee, in its sole judgment, after consultation with the independent auditors then retained by the Company and with the chief executive officer and the chief financial officer of the Company, to take into account the effect of any material extraordinary or non-recurring items and of any bonuses accrued pursuant to the Plan.

     (c) The existence of the Plan or the making of awards to participants shall not preclude the Board from paying bonuses or granting other benefits to them outside of the Plan.